UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/02/2007

DIRT Motor Sports, Inc. d/b/a World Racing Group
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18045

Delaware	90-0284113
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7575-D West Winds Boulevard
Concord, North Carolina 28027
(Address of principal executive offices, including zip code)

(704) 795-7223
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 28, 2007, Dirt Motor Sports, Inc., d/b/a World Racing Group (the "Company", "we", or "us") completed the initial closing of a secured note financing ("Note Financing"). At the closing, we issued $12.0 million principal amount of our senior secured promissory notes (the "Secured Notes") to a limited number of accredited investors pursuant to a Note Purchase Agreement by and among us and the investors (the "Note Purchase Agreement"). The purchase price consisted of $10,150,000 of cash proceeds and cancellation of $1,850,000 principal amount of outstanding bridge notes (the "Short-Term Notes"). We used approximately $470,000 of the proceeds to repay certain unsecured indebtedness, approximately $450,000 to repay the Short-Term Notes, and have allocated up to $2.4 million to repay outstanding amounts due on mortgages on Volusia Speedway Park and/or Lernerville Speedway. Under the terms of the Note Purchase Agreement, we may issue up to an additional $3.0 million principal amount of Secured Notes.

The Secured Notes are due March 15, 2010 and accrue interest at the rate of 12.5% per annum payable quarterly on each of December 15, March 15, June 15 and September 15. Upon issuance, we prepaid $1,167,347 of interest, representing the first three (3) interest payments. Commencing September 15, 2008, interest due under the Secured Notes is payable at our option in cash or additional Secured Notes that will accrue interest at 13.5% per annum. The Secured Notes are secured by substantially all of the assets of the Company and our subsidiaries, including our four race tracks, pursuant to a Security Agreement (the "Security Agreement") and mortgages (the "Mortgages") by and among us, certain of our subsidiaries, and the lenders. The Secured Notes contain various standard and customary covenants, including prohibitions on incurring additional indebtedness, except under certain limited circumstances, or granting a security interest in any of our properties. Our obligations under the Secured Notes are guaranteed by our principal operating subsidiaries pursuant to a Subsidiary Guarantee (the "Guarantee") by and among us, our principal operating subsidiaries, and the lenders.

The Secured Notes were issued together with 275,000 shares of common stock, $.0001 par value per share ("Common Stock"), for each $1.0 million principal amount of Secured Notes purchased. If the foregoing issuance would result in any investor becoming the beneficial owner of more than 4.99% of our Common Stock, such investor was issued shares of our Series E Convertible Preferred Stock, $.01 par value per share, convertible into a like number of shares of Common Stock ("Series E Shares"). We issued an aggregate of 1,828,750 shares of Common Stock and 2,103.75 Series E Shares convertible into an aggregate of 2,103,750 additional shares of Common Stock. Pursuant to prior agreement, at the closing we also issued an aggregate of 632,500 shares of Common Stock to the holders of the Short-Term Notes.

The Note Purchase Agreement contains various standard and customary covenants, including granting the lenders the right to participate in all future offerings of securities by us.

The descriptions of the Note Purchase Agreement, Secured Notes, Security Agreement, Mortgage, and Guarantee set forth above are qualified in their entirety by reference to copies of such agreements filed as exhibits to this Form 8-K and incorporated herein by this reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 regarding the Secured Notes, Security Agreement, Mortgage, and Guarantee is hereby incorporated by reference.

Item 3.02.    Unregistered Sales of Equity Securities

On September 28, 2007, we issued the Secured Notes, with detachable shares of unregistered Common Stock or Series E Shares, for gross proceeds of $12.0 million, of which $10,150,000 was paid in cash and the balance paid by cancellation of $1,850,000 principal amount of outstanding Short-Term Notes. Each Series E Share can be converted at anytime at the option of the holder thereof into 1,000 shares of Common Stock, subject to a blocker provision that prohibits conversion if conversion would result in the holder beneficially owning more than 4.99% of our Common Stock. The foregoing securities were sold in a private placement transaction to a limited number of accredited investors without engaging in general solicitation of any kind pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

On September 28, 2007, we issued 632,500 shares of Common Stock to the holders of the Short-Term Notes pursuant to prior agreement with such persons. The forgoing securities were issued to a limited number of accredited investors in consideration of the advance of $2.3 million of Short-Term Notes between March 29, 2007 and August 30, 2007. The foregoing securities were sold in a private placement transaction to a limited number of accredited investors without engaging in general solicitation of any kind pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Burnham Hill Partners, a division Pali Capital, Inc. ("BHP"), acted as the placement agent for the Note Financing and has acted as our financial advisor. We paid a fee of $840,000, or seven (7%) of the proceeds received by us, of which approximately 20% or $243,000 was paid to another registered broker dealer. In connection with the financing and the other financial advisory services provided by BHP to us, approximately 1.5 million warrants previously issued to BHP and its affiliated assignees between July 2004 and May 2006 were surrendered and exchanged for approximately 1,500 unregistered and restricted Series E Shares. Such Series E Shares may not be sold, transferred or otherwise hypothecated prior to January 5, 2009.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 28, 2007, we amended our Certificate of Incorporation to designate 50,000 shares of our preferred stock, $.01 par value per share, as Series E Shares.   Upon liquidation of the Company, holders of our Series E Shares share ratably with holders of our Common Stock with respect to the assets available for distribution to such holders, are paid dividends when as and if declared on our Common Stock, have no redemption rights, and other than as provided by applicable Delaware law, have no voting rights. Each Series E Share is convertible at the option of the holder thereof into 1,000 shares of Common Stock, subject to adjustment for certain organic changes including stock splits, stock dividends and recapitalizations. The Series E Shares contain a blocker provision prohibiting conversion if conversion would result in the holder beneficially owning more than 4.99% of our outstanding Common Stock.

The description of the Series E Shares above is qualified in its entirety by reference to a copy of the Certification of Designation of Series E Convertible Preferred Stock filed as an exhibit to this Form 8-K and incorporated herein by this reference.

Item 7.01.    Regulation FD Disclosure

As disclosed in our Form 10-QSB for the period ended June 30, 2007, we are currently negotiating with certain holders of our Series D Preferred Stock ("Series D Shares") in connection with a proposed exchange of the Series D Shares into Common Stock or Common Stock equivalents and the adjustment to the exercise price for Series D Share warrants held by those holders participating in the exchange (the "Series D Exchange"). While no assurances can be given, the proposed Series D Exchange is intended to eliminate in excess of $54.0 million of liquidation preference and accrued and future preferred stock dividends. The proposed Series D Exchange would likely result in substantial dilution to our existing holders of Common Stock. No assurances can be given that we will be successful in the completion of the proposed Series D Exchange or that all Series D Shares will be exchanged for Common Stock or Common Stock equivalents.

Item 9.01.    Financial Statements and Exhibits

See Exhibit Index.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRT Motor Sports, Inc. d/b/a World Racing Group

Date: October 02, 2007	By:	/s/ Brian Carter
Brian Carter
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-3.1	Certificate of Designation of Series E Convertible Preferred Stock, dated September 28, 2007
EX-10.1	Form of Note Purchase Agreement, dated September 28, 2007, by and among the Company and the Lenders
EX-10.3	Form of Security Agreement, dated September 28, 2007, by and among the Company, Carter & Miracle Concessions, LLC, and the Lenders
EX-10.4	Form of Subsidiary Guaranty, dated September 28, 2007, by and among the Company, Boundless Racing, Inc., Carter & Miracle Concessions, LLC, Volusia Operations, LLC, and the Lenders
EX-10.5	Pennsylvania Form of Mortgage and Security Agreement, dated September 28, 2007, by and among the Company and the Lenders
EX-10.6	New York Form of Mortgage and Security Agreement, dated September 28, 2007, by and among the Company and the Lenders
EX-10.7	Florida Form of Mortgage and Security Agreement, dated September 28, 2007, by and among the Company and the Lenders
EX-10.2	Form of Promissory Note, dated September 28, 2007, made by the Company payable to the Lenders